Exhibit 99.1

Corporate Office
30 North LaSalle Street
Suite 4000
Chicago, Illinois 60602-2507
News Release
Amex Symbol: TDS
Newspaper Listing: TelDta
Excellence in Communications Services	Telephone and Data Systems, Inc.

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE:  IMMEDIATE

TDS REVISES RESTATEMENT RANGES;

PROVIDES SELECTED FOURTH QUARTER 2005 OPERATING DATA

CHICAGO – March 16, 2006 – Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] today announced revised restatement adjustments.  The previous ranges were provided on Nov. 10, 2005 and discussed in a Feb. 27, 2006 press release.

On Nov. 10, 2005, TDS announced that it would restate financial results for several prior periods resulting in a delay in issuing its third quarter 2005 results.   Based on current findings, TDS is revising its previously disclosed ranges for the restatement.   At the present time, the adjustments are expected to result in increased (decreased) net income and earnings per share as follows.

	Net Income As Previously Reported	As Previously Reported Range of Expected Adjustments Increase/(Decrease)	Updates to Previously Reported Range of Expected Adjustments Increase/(Decrease)
	($ in millions)
Second quarter ended June 30, 2005	$99	$(5) to (2)	$(6) to (1)
First quarter ended March 31, 2005	21	0 to 3	0 to 5
Third quarter ended September 30, 2004	25	4 to 8	16 to 20
Years ended: December 31, 2004	49	(4) to 0	13 to 19
December 31, 2003	47	(5) to 0	(15) to (9)
December 31, 2002	(995)	(2) to 2	30 to 36
December 31, 2001	(198)	(3) to 1	15 to 21
December 31, 2000	$2,237	$(3) to 1	$(57) to (51)

	Diluted Earnings Per Share As Previously Reported	As Previously Reported Range of Expected Adjustments Increase/(Decrease)	Updates to Previously Reported Range of Expected Adjustments Increase/(Decrease)

Second quarter ended June 30, 2005	$0.85	$(0.04) to (0.02)	$(0.05) to (0.01)
First quarter ended March 31, 2005	0.18	0.00 to 0.03	0.00 to 0.04
Third quarter ended September 30, 2004	0.22	0.03 to 0.07	0.14 to 0.18
Years ended:
December 31, 2004	0.42	(0.03) to 0.00	0.11 to 0.17
December 31, 2003	0.40	(0.04) to 0.00	(0.13) to (0.07)
December 31, 2002	(8.49)	(0.02) to 0.02	0.25 to 0.31
December 31, 2001	(1.69)	(0.03) to 0.01	0.13 to 0.18
December 31, 2000	$18.44	$(0.02) to 0.01	$(0.47) to (0.42)

Changes from previously reported ranges relate primarily to corrections of state deferred income tax rates totaling approximately $(53) million in 2000, $19 million in 2001, $33 million in 2002, $(7) million in 2003 and $2 million in 2004.  Other changes from previously reported ranges also related to income tax accounts and included corrections to income tax expense, federal and state income taxes payable, liabilities accrued for tax contingencies and deferred income tax assets and liabilities.   There can be no assurance that final results will not differ materially from these current expected ranges.

As previously announced, TDS did not file its third quarter 2005 Form 10-Q on a timely basis because it is restating financial results for the first and second quarters of 2005, the years ended Dec. 31, 2002 – 2004, each of the quarters of 2003 and 2004, and certain related financial data for the years 2000 and 2001.  It is necessary to complete the restatements on amended Forms 10-Q and 10-K before TDS can file its Form 10-Q for the quarter ended Sept. 30, 2005.

Due to the lengthy restatement process, TDS does not expect to file its Form 10-K for the year ended Dec. 31, 2005 and Form 10-Q for the quarter ending March 31, 2006 on a timely basis.  TDS plans to file the restatements, Form 10-Q for the quarter ended Sept. 30, 2005, Form 10-K for the year ended Dec. 31, 2005 and Form 10-Q for the quarter ending March 31, 2006 sequentially when each is complete.  The last filings may not be made until late May or in June 2006.

Later today the company will be filing with the Securities and Exchange Commission (“SEC”) a Form 8-K and Form 12b-25, providing notification of the expected late filing of Form 10-K for the year ended Dec. 31, 2005.

On Nov. 15, 2005, TDS received a notice from the staff of the AMEX indicating that it was not in compliance with listing standards, due to its failure to file quarterly reports on Form 10-Q for the quarter ended Sept. 30, 2005 on a timely basis.  The failure by TDS to file Form 10-K for the year ended Dec. 31, 2005 and its Form 10-Q for the quarter ending March 31, 2006 on a timely basis will also result in non-compliance with the AMEX listing standards.  The company will regain compliance with the AMEX listing standards when it has filed with the SEC its Form 10-Q for the quarter ended Sept. 30, 2005, its Form 10-K for the year ended Dec. 31, 2005 and its Form 10-Q for the quarter ending March 31, 2006.  The AMEX granted TDS an extension until June 30, 2006 to regain compliance with AMEX listing standards.

The restatements and failure to file quarterly reports resulted in defaults under revolving credit agreements between TDS and certain lenders and under certain forward contracts between subsidiaries of the companies and a counterparty.  Waivers of such defaults have been extended through March 31, 2006.  TDS will request further extensions of waivers from the lenders and the counterparty under such agreements and such defaults would be waived provided that TDS files its restatements and Form 10-Q for the quarter ended Sept. 30, 2005 by April 30, 2006, Form 10-K for the year ended Dec. 31, 2005 by May 31, 2006 and Form 10-Q for the quarter ended March 31, 2006 by June 30, 2006.

Fourth Quarter and Twelve Months Ended 2005

Below is a summary of the preliminary operating data and unaudited results of certain key components of the statement of operations for the fourth quarter and twelve months of 2005, and for the fourth quarter and twelve months of 2004, reflecting anticipated restatements.  There can be no assurance that final results will not differ materially from these preliminary results.

	Range of Amounts Currently Anticipated to be Reported for Three months ended December 31		Range of Amounts Currently Anticipated to be Reported for Twelve months ended December 31
($ in millions)	2004 (as Restated)	2005	2004 (as Restated)	2005
Operating Revenues	$915 to 965	$1,000 to 1,050	$3,650 to 3,750	$3,900 to 4,000
Operating Income	$(60) to (20)	$90 to 130	$200 to 250	$375 to 430

The increases in operating revenues are related primarily to increases in the number of wireless customers and landline equivalent access lines served.  The increases in operating income are due in part to higher operating revenues and higher operating margin (for the full year 2005) as a result of lower operating expenses as a percent of revenues and higher gains on sales and exchanges of assets, including a gain of approximately $40 - $45 million on the exchange of properties with Alltel Corporation in the fourth quarter of 2005.  In addition, TDS Telecom recorded impairment losses on intangible and long-lived assets in the fourth quarter of 2004 totaling $117 million, which is included in operating income, while no such losses were recorded in 2005.  Until the accounting review is complete, TDS and U.S. Cellular are unable to finalize their financial statements for the year ended December 31, 2005.  There can be no assurance that final results will not differ materially from these preliminary results.

The following are selected summary operating data including certain fourth quarter 2005 data.

U.S. Cellular

Summary Operating Data

Quarter Ended	12/31/2005	9/30/2005	6/30/2005	3/31/2005	12/31/2004
Consolidated Markets:
All customers -
Customer units	5,482,000	5,303,000	5,227,000	5,127,000	4,945,000
Gross customer unit Activations	419,000	355,000	340,000	426,000	408,000
Net customer unit activations	125,000	76,000	94,000	182,000	150,000
Retail customers -
Customer units	4,927,000	4,765,000	4,688,000	4,601,000	4,478,000
Gross customer unit Activations	392,000	346,000	317,000	365,000	358,000
Net customer unit activations	130,000	77,000	81,000	123,000	105,000

Cell sites in service	5,428	5,149	5,034	4,899	4,856
Minutes of use (MOU) (1)	648	639	627	584	568
Postpay churn rate per month (2)	1.6%	1.5%	1.4%	1.5%	1.6%

(1)          Average monthly local minutes of use per customer (without roaming).

(2)          Postpay churn rate per month is calculated by dividing the average monthly postpay customer disconnects during the quarter by the average postpay customer base for the quarter.

Telephone and Data Systems, Inc.

Summary Operating Data

Quarter Ended	12/31/2005	9/30/2005	6/30/2005	3/31/2005	12/31/2004
TDS Telecom
ILEC:
Access line equivalents (1)	735,300	734,800	734,200	734,000	730,400
Access lines	635,500	640,700	645,800	649,300	652,300
Dial-up Internet service accounts	90,700	89,700	94,500	98,200	101,300
Digital Subscriber Lines (DSL) Customers	65,500	60,300	54,200	49,300	41,900
Long Distance customers	321,500	316,100	310,000	302,400	295,000

CLEC:
Access line equivalents (1)	448,600	445,600	442,900	438,000	426,800
Dial-up Internet service accounts	14,200	14,700	16,000	17,100	18,200
Percent of access lines on-switch	91.1%	90.6%	89.8%	88.8%	87.9%
Digital Subscriber Lines (DSL) Customers	36,400	34,800	33,500	31,600	29,000

(1)          Access line equivalents are derived by converting high capacity data lines to the estimated capacity of one switched access line.

About TDS

TDS, a FORTUNE® 500 company, is a diversified telecommunications corporation founded in 1969.  Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services.  TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry.  As of Dec. 31, 2005, the company employed 11,600 people and served 6.7 million customers/units in 36 states.

About U.S. Cellular

As of Dec. 31, 2005, U.S. Cellular, the nation’s sixth-largest wireless service carrier, provided wireless service to 5.5 million customers in 25 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:  All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to:  The final results of the restatements and results of operations for the periods ended Sept. 30, 2005 and Dec. 31, 2005; possible future restatements; possible material weaknesses in internal controls; the ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; changes to access and pricing of unbundled network elements; changes in the state and federal telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets.   Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS and U.S. Cellular to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit the web sites at:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com	TDS Metrocom: www.tdsmetro.com

###